Prudential California Municipal Fund
                    Treasurer's Certificate

     The undersigned, Treasurer of Prudential California Municipal Fund, a

Massachusetts business trust (the "Company"), does hereby certify as follows:

          1.   For the fiscal year ended August 31, 1996, the Company issued

          1,624,603,000 shares of Beneficial Interest, (including 7,889,660 shares issued upon the reinvestment of dividends), $.01 par value,

          consisting of 2,697,141 Class A shares, and 2,202,551 Class B shares and 280,475 Class C shares and 1,619,422,833 shares of the California

          Money Market Series.

          2.   In respect of the issuance of such 1,624,603,000  shares,

          consisting of 2,697,141 Class A shares 2,202,551 Class B shares and

          280,475 Class C shares and 1,619,422,833 shares of the California

          Money Market Series, the Fund received cash consideration of

          $1,675,555,485 (including $17,191,118 received upon reinvestment of dividends), consisting of $29,089,477 for Class A shares, $24,054,149 for Class B shares and $2,989,026 for Class C shares and

          $1,619,422,833 for the California Money Market Series.

          3.   With respect to each share issued, the Fund received cash

          consideration not less than the net asset value per share on the date issued and not less than $.01.

          4.   To the best of my knowledge and belief, the Company is in good standing in the Commonwealth of Massachusetts.

     In Witness Whereof, I have hereunto signed my name as Treasurer of the

Company.

Date:  October 24, 1996

(SEAL)                             /s/ Eugene S. Stark
                                   Eugene S. Stark
CMF1096.cer